Exhibit 99.1
Holly Energy Partners, L.P. Reports Fourth Quarter Earnings
February 5, 2008
Dallas, Texas — Holly Energy Partners, L.P. (NYSE-HEP) today reported fourth quarter net income of $10.1 million ($0.58 per basic and diluted limited partner unit) for the three months ended December 31, 2007 as compared to $9.7 million ($0.56 per basic and diluted limited partner unit) for the three months ended December 31, 2006. For the year ended December 31, 2007, net income was $39.3 million ($2.26 per basic and diluted limited partner unit) as compared to $27.5 million ($1.60 per basic and diluted limited partner unit) for the year ended December 31, 2006.
Net income for the three months and year ended December 31, 2007 increased $0.5 million and $11.7 million, respectively, as compared to the same periods in 2006. The increase in net income for the three months ended December 31, 2007 was principally due to an increase in volumes transported on our pipeline systems, the effects of annual tariff increases on product shipments and the realization of certain previously deferred revenue, partially offset by an increase in operating costs and expenses. The increase in net income for the year ended December 31, 2007 was principally due to an increase in volumes transported and terminalled on our pipeline and terminal systems, the effects of annual tariff increases on product shipments, the realization of certain previously deferred revenue, and revenue related to the sale of inventory of accumulated terminal overages of refined product to Holly Corporation (“Holly”), partially offset by an increase in operating costs and expenses.
The increase in volumes transported on our pipeline systems for the year ended December 31, 2007 as compared to 2006 was principally due to significant downtime at all of the refineries served by our product distribution network in the second quarter of 2006. Refiners were generally required to start producing ultra low sulfur diesel fuel (“ULSD”) by June 2006. To meet this requirement, many refiners, including Holly’s Navajo refinery and Alon’s Big Spring refinery, required downtime at their refineries so that ULSD-associated projects could be brought on line. Additionally, Holly completed an expansion of the Navajo refinery during this period of downtime which resulted in increased refinery production and has contributed to increased volume shipments on our pipeline systems.
Revenues increased by $1.9 million from $25.3 million for the three months ended December 31, 2006 to $27.2 million for the three months ended December 31, 2007. This increase in revenue was principally due to an increase in volumes transported on our pipelines systems, the effects of annual tariff increases on product shipments and an increase in previously deferred revenue realized. Revenues from refined product pipelines increased by $1.7 million from $17.9 million for the three months ended December 31, 2006 to $19.6 million for the three months ended December 31, 2007. This increase was principally due to an increase in volumes shipped on our refined product pipelines, the effect of the annual tariff increase on refined product shipments and the realization of $1.1 million of previously deferred revenue. Shipments on our refined product pipelines increased to an average of 145.0 thousand barrels per day (“mbpd”) for the three months ended December 31, 2007 as compared to 143.6 mbpd for the three months ended December 31, 2006. Revenues from the intermediate pipelines decreased by $0.1 million from $3.4 million for the quarter ended December 31, 2006 to $3.3 million for the quarter ended December 31, 2007. This decrease was principally due to a $0.3 million decrease in previously deferred revenue realized, partially offset by an increase in volumes shipped on our intermediate pipelines and the effect of the annual tariff increase on intermediate pipeline shipments. Shipments on our intermediate product pipelines increased to an average of 70.0 mbpd for the three months ended December 31, 2007 as compared to 65.8 mbpd for the three months ended December 31, 2006. Revenues from terminal and truck loading rack service fees increased by $0.2 million from $4.0 million for the three months ended December 31, 2006 to $4.2 million for the three months ended December 31, 2007.

Operating costs and expenses increased by $1.5 million from $12.1 million for the three months ended December 31, 2006 to $13.6 million for the three months ended December 31, 2007. This includes pipeline maintenance costs associated with repairs to our Rio Grande pipeline during the fourth quarter of 2007.
Revenues increased by $16.2 million from $89.2 million for the year ended December 31, 2006 to $105.4 million for the ended December 31, 2007. This increase was principally due to an increase in volumes transported and terminalled on our pipeline and terminal systems, the effects of annual tariff increases on product shipments, an increase in previously deferred revenue realized and revenue related to the sale to Holly of inventory of accumulated terminal overages of refined product. Revenues from refined product pipelines increased by $9.2 million from $63.4 million for the year ended December 31, 2006 to $72.6 million for the year ended December 31, 2007. This increase was principally due to an increase in volumes shipped on our refined product pipelines, the effect of the annual tariff increase on refined product shipments and the realization of $3.1 million of previously deferred revenue. Shipments on our refined product pipelines increased to an average of 140.2 mbpd for the year ended December 31, 2007 as compared to 131.9 mbpd for the year ended December 31, 2006. Revenues from the intermediate pipelines increased by $3.0 million from $10.7 million for the year ended December 31, 2006 to $13.7 million for the year ended December 31, 2007. This increase was principally due to an increase in volumes shipped on our intermediate pipelines, the effect of the annual tariff increase on intermediate pipeline shipments and a $1.4 million increase in previously deferred revenue realized. Shipments on our intermediate product pipelines increased to an average of 65.0 mbpd for the year ended December 31, 2007 as compared to 57.7 mbpd for the year ended December 31, 2006. Revenues from terminal and truck loading rack service fees increased by $1.3 million from $15.1 million for the year ended December 31, 2006 to $16.4 million for the year ended December 31, 2007. Other revenues for the year ended December 31, 2007 consisted of $2.7 million related to the sale of inventory of accumulated terminal overages of refined product to Holly.
Operating costs and expenses increased by $3.5 million from $48.8 million for the year ended December 31, 2006 to $52.3 million for the year ended December 31, 2007 principally due to an increase in pipeline and terminal maintenance expense.
Commenting on the results for 2007, Matt Clifton, Chairman of the Board and Chief Executive Officer stated: “We are pleased with our progress during 2007 and our continuing ability to consistently raise distribution levels. As previously announced, our cash distribution for the fourth quarter of 2007 will be $0.725 per unit, an increase over our distribution of $0.715 per unit for the third quarter of 2007 and a 7% increase over our distribution of $0.675 per unit for the fourth quarter of 2006. Looking forward, we are very enthusiastic about 2008 as we press forward on our planned growth initiatives.”
We have scheduled a conference call today at 10:00 AM EST to discuss financial results. Listeners may access this call by dialing (888) 548-4639. The ID# for this call is #30971742. Additionally, listeners may access the call via the internet at: http://www.videonewswire.com/event.asp?id=45072.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest (including the general partner interest) in the Partnership. The Partnership owns and operates petroleum product pipelines and terminals primarily in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
Holly Corporation operates through its subsidiaries an 85,000 barrels-per-day (“bpsd”) refinery located in Artesia, New Mexico and a 26,000 bpsd refinery in Woods Cross, Utah.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could differ materially from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:
•	Risks and uncertainties with respect to the actual quantities of petroleum products shipped on our pipelines and/or terminalled in our terminals;

•	The economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	The demand for refined petroleum products in markets we serve;

•	Our ability to successfully purchase and integrate additional operations in the future;

•	Our ability to complete previously announced pending or contemplated acquisitions;

•	The availability and cost of our financing;

•	The possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	The effects of current or future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months and years ended December 31, 2007 and 2006.

	Three Months Ended
	December 31,		Change from
	2007	2006	2006
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$9,817	$9,319	$498
Third parties – refined product pipelines	9,798	8,583	1,215

	19,615	17,902	1,713
Affiliates – intermediate pipelines	3,341	3,396	(55)

	22,956	21,298	1,658
Terminals and truck loading racks:
Affiliates	2,861	2,825	36
Third parties	1,374	1,207	167

	4,235	4,032	203

Total revenues	27,191	25,330	1,861

Operating costs and expenses
Operations	9,050	7,010	2,040
Depreciation and amortization	3,509	3,917	(408)
General and administrative	1,081	1,164	(83)

	13,640	12,091	1,549

Operating income	13,551	13,239	312

Interest income	102	197	(95)
Interest expense, including amortization	(3,177)	(3,332)	155
Minority interest in Rio Grande	(253)	(445)	192

Income before income taxes	10,223	9,659	564

State income tax	(82)	—	(82)

Net income	10,141	9,659	482

Less general partner interest in net income, including incentive distributions (1)	832	576	256

Limited partners’ interest in net income	$9,309	$9,083	$226

Net income per unit applicable to limited partners (1)	$0.58	$0.56	$0.02

Weighted average limited partners’ units outstanding	16,108	16,108	—

EBITDA(2)	$16,807	$16,711	$96

Distributable cash flow (3)	$12,346	$14,374	$(2,028)

Volumes (bpd)

Pipelines:
Affiliates – refined product pipelines	82,791	80,988	1,803
Third parties – refined product pipelines	62,253	62,609	(356)

	145,044	143,597	1,447
Affiliates – intermediate pipelines	69,957	65,849	4,108

	215,001	209,446	5,555
Terminals and truck loading racks:
Affiliates	125,705	127,894	(2,189)
Third parties	43,507	43,222	285

	169,212	171,116	(1,904)

Total for petroleum pipelines and terminal assets (bpd)	384,213	380,562	3,651

	Year Ended
	December 31,		Change from
	2007	2006	2006
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$36,281	$31,723	$4,558
Third parties – refined product pipelines	36,271	31,685	4,586

	72,552	63,408	9,144
Affiliates – intermediate pipelines	13,731	10,733	2,998

	86,283	74,141	12,142
Terminals and truck loading racks:
Affiliates	10,949	10,422	527
Third parties	5,427	4,631	796

	16,376	15,053	1,323
Other — affiliates	2,748	—	2,748

Total revenues	105,407	89,194	16,213

Operating costs and expenses
Operations	32,911	28,630	4,281
Depreciation and amortization	14,382	15,330	(948)
General and administrative	5,043	4,854	189

	52,336	48,814	3,522

Operating income	53,071	40,380	12,691

Interest income	533	899	(366)
Interest expense, including amortization	(13,289)	(13,056)	(233)
Gain on sale of assets	298	—	298
Minority interest in Rio Grande	(1,067)	(680)	(387)

Income before income taxes	39,546	27,543	12,003

State income tax	(275)	—	(275)

Net income	39,271	27,543	11,728

Less general partner interest in net income, including incentive distributions (1)	2,932	1,710	1,222

Limited partners’ interest in net income	$36,339	$25,833	$10,506

Net income per unit applicable to limited partners (1)	$2.26	$1.60	$0.66

Weighted average limited partners’ units outstanding	16,108	16,108	—

EBITDA(2)	$66,684	$55,030	$11,654

Distributable cash flow (3)	$51,012	$47,219	$3,793

Volumes (bpd)

Pipelines:
Affiliates – refined product pipelines	77,441	69,271	8,170
Third parties – refined product pipelines	62,720	62,655	65

	140,161	131,926	8,235
Affiliates – intermediate pipelines	65,006	57,658	7,348

	205,167	189,584	15,583
Terminals and truck loading racks:
Affiliates	119,910	118,202	1,708
Third parties	45,457	43,285	2,172

	165,367	161,487	3,880

Total for petroleum pipelines and terminal assets (bpd)	370,534	351,071	19,463

(1)	Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Incentive distributions of $0.6 million and $0.4 million were declared during the three months ended December 31, 2007 and 2006, respectively. Incentive distributions of $2.2 million and $1.2 million were declared during the year ended December 31, 2007 and 2006, respectively. The net income applicable to the limited partners is divided by the weighted average limited partner units outstanding in computing the net income per unit applicable to limited partners.

(2)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense net of interest income and (ii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely accepted financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
		(In thousands)
Net income	$10,141	$9,659	$39,271	$27,543

Add interest expense	3,068	3,090	12,281	12,088
Add amortization of discount and deferred debt issuance costs	109	242	1,008	968
Subtract interest income	(102)	(197)	(533)	(899)
Add state income tax	82	—	275	—
Add depreciation and amortization	3,509	3,917	14,382	15,330

EBITDA	$16,807	$16,711	$66,684	$55,030

(3)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
		(In thousands)
Net income	$10,141	$9,659	$39,271	$27,543

Add depreciation and amortization	3,509	3,917	14,382	15,330
Add amortization of discount and deferred debt issuance costs	109	242	1,008	968
Add (subtract) increase (decrease) in deferred revenue	(916)	791	(1,786)	4,473
Subtract maintenance capital expenditures*	(497)	(235)	(1,863)	(1,095)

Distributable cash flow	$12,346	$14,374	$51,012	$47,219

*	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives.
FOR FURTHER INFORMATION, Contact:
Bruce R. Shaw, Senior Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
     Investor Relations
Holly Energy Partners
214/871-3555